Exhibit 3.1.116

CERTIFICATE OF LIMITED PARTNERSHIP

OF

OUTBACK STEAKHOUSE OF SOUTH GEORGIA-I, L.P.

THE UNDERSIGNED, acting as organizer of OUTBACK STEAKHOUSE OF SOUTH GEORGIA-I, L.P. (the “Partnership”), hereby makes, adopts and files this Certificate of Limited Partnership for the purposes of forming a limited partnership pursuant to the provisions of the Georgia Revised Uniform Limited Partnership Act codified in Title 14 of the Official Code of Georgia Annotated (the “Act”), and states the following:

1. Name and Address. The name of the Partnership is “OUTBACK STEAKHOUSE OF SOUTH GEORGIA-I, L.P.” The address of the Partnership is 3355 Lenox Road, Suite 600, Atlanta, Georgia 30326.

2. Registered Office and Agent. The initial registered agent and registered office of the Partnership shall be CORPORATION PROCESS COMPANY located at c/o Corporation Process Company, 180 Cherokee Street, Northeast, Marietta, Georgia 30060.

4. Name and Business Address of the General Partner. The name of the General Partner for this Partnership is OUTBACK STEAKHOUSE OF FLORIDA, INC., a Florida corporation. The business address of the General Partner is 550 North Reo Street, Suite 200, Tampa, Florida 33609.

IN WITNESS WHEREOF, the parties hereto have sworn to and executed this Affidavit and Certificate of Limited Partnership this 1st day of September, 1995.

OUTBACK STEAKHOUSE SOUTH GEORGIA-I, L.P.

		By:	OUTBACK STEAKHOUSE OF FLORIDA, INC.

Attest:	/s/ Joseph J. Kadow	By:	/s/ Robert D. Basham
	JOSEPH J. KADOW		ROBERT D. BASHAM
	Title: Secretary		Title: President